EXHIBIT 3.2

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

PARAGON OFFSHORE LIMITED

AS ADOPTED BY SPECIAL RESOLUTION PASSED ON 18 JULY 2017

1                                         Interpretation

1.1                               In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”

means with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person; and the term “Affiliated” shall have a correlative meaning. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings. For the purposes of the Articles, no Member shall solely by reason of the Articles be deemed to be an Affiliate of any other Member or of the Company or any of its Subsidiaries.

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”	means:

(a) any merger or consolidation (or similar transaction) of the Company or any of its Subsidiaries with (1) the Interested Member or a Related Person thereof or (2)

with any other Person if the merger or consolidation (or similar transaction) is caused by the Interested Member or its Related Persons and as a result of such merger or consolidation Article 49 hereof would not be not applicable to the surviving entity;

(b)         any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or series of related transactions, to the Interested Member or a Related Person thereof (except proportionately with the other Members) of assets of the Company or any of its Subsidiaries having an aggregate market value equal to 10% or more of the Company’s assets or of the Company’s then outstanding share capital;

(c)          any transaction which results in the issuance or transfer by the Company or any of its Subsidiaries of any Securities or Debt Securities to the Interested Member or a Related Person, except (1) pursuant to the exercise, exchange or conversion of Securities exercisable for, exchangeable for or convertible into Securities of the Company or any of its Subsidiaries which Securities were outstanding prior to the time that the Interested Member became such, (2) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Securities or Debt Securities which Securities or Debt Securities, as applicable, are distributed, pro rata to all Members or (3) pursuant to an exchange offer by the Company to purchase Shares on the same terms to all Members; provided, however, that in no case under items (2) and (3) shall there be an increase in the Interested Member’s or its Related Persons’ proportionate share of the share capital of the Company or any of its Subsidiaries;

(d)         any transaction which, directly or indirectly, results in an increase of the Interested Member’s or a Related Person thereof’s proportionate beneficial share of the share capital of the Company or any of its Subsidiaries, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any Securities not caused, directly or indirectly, by the Interested Member or a Related Person thereof; or

(e)          any receipt by the Interested Member or a Related Person thereof of any loans, advances, guarantees, pledges or other financial benefits, directly or indirectly (except proportionately as a Member) by or through the Company or any of its Subsidiaries.

“Business Day”	means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York and the Cayman Islands are authorized or required to close.

“Cause”

means, with respect to the termination of a Director by the Company or any of its Affiliates, such Director’s (i) gross negligence (as such term is understood under the laws of the State of Delaware) or willful misconduct, or willful failure to attempt in good faith to substantially perform his duties (other than due to physical or mental illness or incapacity), (ii) conviction of, or plea of guilty or nolo contendere to, or confession to, (x) a misdemeanor involving moral turpitude or (y) a felony (or the equivalent of a misdemeanor involving moral turpitude or felony in a jurisdiction other than the United States), (iii) knowingly willful material violation of the Company’s or its applicable Affiliates’ written policies that the Company determines is materially detrimental to the best interests of the Company or its Affiliates, (iv) fraud or misappropriation, embezzlement or material misuse of funds or property belonging to the Company or its Affiliates, (v) use of alcohol or drugs that materially interferes with the performance of his or her duties, or (vi) willful or reckless misconduct in respect of his or her obligations to the Company or its Affiliates or other acts of misconduct by the Director occurring during the course of his employment, that in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company or its Affiliates.

“Chapter 11 Plan”	means the fifth joint chapter 11 plan of reorganization of Paragon Offshore plc (in administration) and its affiliated debtors.

“Company”	means the above named company.

“Debt Securities”

means securities for indebtedness of the Company or its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments and any other securities directly or indirectly exercisable for, convertible into or providing the economic benefit of such bonds, debentures, notes or other similar instruments.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Effective Date”	has the same meaning as in the Chapter 11 Plan.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Governmental Authority”

means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Indemnified Person”	has the meaning given in Article 45.1.

“Initial Directors”	has the meaning given in Article 26.1.

“Interested Member”	means any Member who, together with its Related Persons, beneficially owns, in the aggregate, 15% or more of the issued and outstanding Shares.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Online Notice”	means a posting though a website or online data system accessible to each Member that shall provide for automatic electronic notification to each Member.

“Ordinary Resolution”

means a resolution of the Members that has been passed by the Members holding a simple majority of the then issued share capital of the Company where such Members, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, or, in the case of a written resolution, a unanimous written resolution. In computing the majority, regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Person”	means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Proposed Meeting Date”	has the meaning given in Article 19.3.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Related Persons”

means, with respect to any Person, (a) such Person’s Affiliates and (b) (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) if such Person is an individual, any relative or spouse of such Person, or any first degree “family member” of such Person.

“Representative”	means, with respect to any Person, any and all directors, officers, managers, partners, trustees, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“SEC”	means the U.S. Securities and Exchange Commission.

“Securities”

means Shares, any other equity securities of the Company and any shares or other securities directly or indirectly exercisable for, convertible into or providing the economic benefit of such equity securities.

“Securities Act”	means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Security Interest”

means any mortgage, charge, pledge, lien, encumbrance or other third party right or interest (whether legal or equitable) of whatsoever nature granted by a Member over its Shares in writing by the Member or on behalf of the Member.

“Share”	means a share in the Company and includes a fraction of a share in the Company.

“Shareholders’ Agreement”	means the shareholders’ agreement entered into as of July 18, 2017 by and among the Company and the beneficial holders of Shares named therein, as amended from time to time.

“Special Resolution”

means a resolution of the Members that has been passed by the Members holding at least two-thirds of the then issued share capital of the Company where such members, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given, or, in the case of a written resolution, a unanimous written resolution.

“Statute”	means the Companies Law (2016 Revision) of the Cayman Islands.

“Subscriber”	means the subscriber to the Memorandum.

“Subsidiary”

means with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2                               In the Articles:

(a)                                 words importing the singular number include the plural number and vice versa;

(b)                                 words importing the masculine gender include the feminine gender;

(c)                                  words importing persons include corporations as well as any other legal or natural person;

(d)                                 “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)                                  “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)                                   references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)                                  any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)                                 the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)                                     headings are inserted for reference only and shall be ignored in construing the Articles;

(j)                                    any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)                                 any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)                                     sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)                             the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)                                 the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2                                         Commencement of Business

2.1                               The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2                               The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3                                         Issue of Shares

3.1                               Subject to the provisions of the Shareholders’ Agreement and, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights; provided, that the Directors shall not allot or issue any Securities that do not carry a right to vote at general meetings of the Members. Notwithstanding the foregoing, the Subscriber shall have the power to:

(a)                                 issue one Share to itself;

(b)                                 transfer that Share by an instrument of transfer to any person; and

(c)                                  update the Register of Members in respect of the issue and transfer of that Share.

3.2                               The Company shall not issue Shares to bearer.

4                                         Register of Members

4.1                               The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2                               The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5                                         Closing Register of Members or Fixing Record Date

5.1                               For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members the Register of Members shall be closed for at least ten days immediately preceding the meeting.

5.2                               In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3                               If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members.  When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6                                         Certificates for Shares

6.1                               A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine.  Share certificates shall be signed by one or more Directors or other person authorized by the Directors. The Directors may authorize certificates to be issued with the authorized signature(s) affixed by mechanical process.  All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate.  All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles. No new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2                               The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3                               If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

7                                         Transfer of Shares

7.1                               Subject to the Shareholders’ Agreement, Shares are transferable and the Directors have no discretion to decline to register any transfer of Shares.

7.2                               The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8                                         Redemption, Repurchase and Surrender of Shares

8.1                               Subject to the provisions of the Statute, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

8.2                               Subject to the provisions of the Statute, the Articles and the Shareholders’ Agreement, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3                               The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4                               The Directors may accept the surrender for no consideration of any fully paid Share.

9                                         Treasury Shares

9.1                               The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2                               The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10                                  Variation of Rights of Shares

10.1                        If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have an adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have an adverse effect, to obtain the applicable consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class.

10.2                        For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3                        The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11                                  Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares.  The Company may also on any issue of Shares pay such brokerage as may be lawful.

12                                  Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles, the Shareholders’ Agreement or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

13                                  Lien on Shares

13.1                        The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article.  The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon.  The Company’s lien on a Share shall also extend to any amount payable in respect of that Share. Notwithstanding the preceding sentences, the Company shall at no time have any liens or charges of any nature whatsoever on any Shares which are subject to a Security Interest.

13.2                        The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3                        To give effect to any such sale the Directors may authorize any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser.  The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4                        The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall

(subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14                                  Call on Shares

14.1                        Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares.  A call may be revoked or postponed, in whole or in part, as the Directors may determine.  A call may be required to be paid by instalments.  A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2                        A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

14.3                        The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4                        If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest wholly or in part.

14.5                        An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6                        The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7                        The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8                        No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

14.9                        For the avoidance of doubt, Shares issued pursuant to the Chapter 11 Plan will be and have been issued as fully paid for in all respects.

15                                  Forfeiture of Shares

15.1                        If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued.  The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2                        If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors.  Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3                        A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit.  Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorize some person to execute an instrument of transfer of the Share in favor of that person.

15.4                        A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5                        A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share.  The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6                        The provisions of the Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16                                  Transmission of Shares

16.1                        If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares.  The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2                        Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3                        A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles)  the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17                                  Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1                        The Company may by Ordinary Resolution:

(a)                                 increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)                                 consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)                                  by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(d)                                 cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2                        All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3                        Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may not other than by Special Resolution:

(a)                                 change its name;

(b)                                 alter or add to the Articles;

(c)                                  alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)                                 reduce its share capital or any capital redemption reserve fund.

18                                  Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19                                  General Meetings

19.1                        All general meetings other than annual general meetings shall be called extraordinary general meetings. All general meetings shall be held at such place, if any, either within or without the Cayman Islands, as shall be determined from time to time by the Directors and stated in the notice of meeting.

19.2                        The Company shall in each year hold an annual general meeting of Members for the election of Directors and for the transaction of such other business as may properly come before the meeting. Such annual general meeting shall be held at such time and place as may be determined by the Directors, and shall specify the meeting as such in the notices calling it.

19.3                        In addition to the annual general meeting, the Directors may call extraordinary general meetings, and they shall, upon the written request of Members holding 25% or more of the Shares which as at that date carry the right to vote at general meetings of the Company, promptly convene an extraordinary general meeting of the Company. Such written request must state the objects of the meeting and must be signed (in one or more counterparts) by the requesting Members and deposited at the Registered Office. If the Directors do not within 21 days from the date of the written request duly proceed to convene an extraordinary general meeting to be held within a further 21 days (the “Proposed Meeting Date”), the requesting Members, or any of them representing more than one half of the total Shares held by all of them, may themselves convene an extraordinary general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of such Proposed Meeting Date. An extraordinary general meeting so convened by requesting Members shall be convened in the same manner as nearly as possible as that in which extraordinary general meetings are to be convened by Directors.

20                                  Notice of General Meetings

20.1                        At least 10 clear days’ notice (but not more than 60 clear days’ notice) shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting, the matters that are intended to be presented and, in the case of annual general meetings, the name of any nominee who the Directors intend to present for election, and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company; provided, that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)                                 in the case of an annual general meeting, by all of the Members (or their proxies) entitled to attend and vote thereat; and

(b)                                 in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.

20.2                        The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21                                  Proceedings at General Meetings

21.1                        No business shall be transacted at any general meeting unless a quorum is present. Members representing at least a majority of the outstanding Shares which carry the right to vote at general meetings shall constitute a quorum, except where the matters to be voted on at the general meeting require a vote in favor by Members representing a greater percentage of the outstanding Shares which carry a right to vote at general meetings, in which case Members representing such greater percentage of the issued and outstanding Shares which carry a right to vote at general meetings shall constitute a quorum.

21.2                        A person may participate at a general meeting by means of video conference, teleconference or other similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute such person’s presence in person at the general meeting.

21.3                        A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorized representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4                        If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon the request of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall constitute a quorum.

21.5                        The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

21.6                        If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

21.7                        The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8                        When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting.  Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9                        Any resolution put to the vote of the meeting shall be decided on a poll.

21.10                 In the case of an equality of votes, the chairman shall not be entitled to a second or casting vote.

22                                  Votes of Members

22.1                        Subject to any rights or restrictions attached to any Shares, every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorized representative or by proxy, shall have one vote for every Share of which he is the holder.

22.2                        In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorized representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3                        A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4                        No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5                        No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid.  Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

22.6                        Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorized representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7                        A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

23                                  Proxies

23.1                        The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation or other non-natural person, under the hand of its duly authorized representative.  A proxy need not be a Member.

23.2                        The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited.  In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3                        The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited.  An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.4                        The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.

23.5                        Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24                                  Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25                                  Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26                                  Directors

26.1                        The Directors of the Company as at the date of adoption of these Articles shall consist of six Directors, being Mark Barberio, James Swent III, George Sandison, Michael Clark, Zaki Selim and Paul Huffard IV (the “Initial Directors”). Subsequent to the date of the adoption of these Articles, a Chief Executive Officer of the Company shall be appointed by the Directors, who shall also serve as a Director. Thereafter, the board of Directors shall at all times consist of seven Directors, including at all times the then serving Chief Executive Officer of the Company.

26.2                        At the annual general meeting of the Company to be held in 2019, all incumbent Directors (other than any Director who is also the Chief Executive Officer) shall be removed, subject to election and qualification of the replacement, from their positions as Directors and new Directors shall be elected for a term of office to expire at the next annual general meeting of the Company. At each subsequent annual general meeting of the Company, Directors shall be elected for a term of office to expire at the next annual general meeting of the Company. Directors shall be elected by a resolution passed by a simple majority of votes of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting (and in computing the majority, regard shall be had to the number of votes to which each Member is entitled by the Articles), or, in the case of a written resolution, by a unanimous written resolution.

26.3                        Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term or until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the board of Directors shall shorten the term of any incumbent Director.

27                                  Powers of Directors

27.1                        Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company.  No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given.  A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2                        The Directors shall have the power to present in the name of the Company a winding up petition, or to commence any liquidation, bankruptcy or any other insolvency proceeding in the name of the Company, without the sanction of a resolution passed at a general meeting of the Company. This shall include, but is not limited to, the appointment of a liquidator, provisional liquidator, restructuring officer, administrator or receiver or any analogous person.

27.3                        All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.4                        The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.5                        The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28                                  Appointment and Removal of Directors

28.1                        The Directors of the Company shall be appointed in accordance with the provisions of Article 26.1 (solely in the case of the initial Chief Executive Officer of the Company who shall also be a

Director of the Company), 26.2 and Article 28.2.  The Directors of the Company may be removed by the Members by Ordinary Resolution subject to Article 29(d).

28.2                        The Directors may appoint any person to be a Director to fill a vacancy; provided, that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29                                  Vacation of Office of Director

The office of a Director shall be vacated if:

(a)                                 the Director gives notice in writing to the Company that he resigns the office of Director;

(b)                                 the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c)                                  the Director is found to be or becomes of unsound mind;

(d)                                 the Members determine, by Ordinary Resolution, that he should be removed as a Director; provided, that the Initial Directors (other than the Chief Executive Officer of the Company) may only be removed for Cause; or

(e)                                  in the case of the Chief Executive Officer of the Company, he ceases to be Chief Executive Officer of the Company for any reason.

30                                  Proceedings of Directors

30.1                        The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be at least a majority of the Directors.  A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum.  A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum and there shall be no double counting (i.e., a Director cannot count towards the quorum and/or vote but also have his alternate Director count towards such quorum and/or vote). If a quorum is not achieved at any duly called meeting of the Directors, such meeting may be postponed to a time no earlier than 48 hours after written notice of such postponement has been given to the Directors.

30.2                        Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit.  Questions arising at any meeting shall be decided by a majority of votes.  In the case of an equality of votes, the chairman shall not have a second or casting vote.  A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

30.3                        The Directors may participate in any meeting of the board of Directors by means of video conference, teleconference or other similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute such Director’s presence in person at the meeting.  Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

30.4                        A resolution in writing signed (in one or more counterparts) by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5                        The board of Directors will meet no less than four (4) times per year at such times and in such places as the board of Directors shall designate from time to time. In addition to the regular meetings contemplated by the foregoing sentence, a Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two (2) Business Days’ notice in writing (which shall include electronic notice) to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

30.6                        The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7                        The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

30.8                        All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9                        A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him.  The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31                                  Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting.  Such right to dissent shall not apply to a Director or alternate Director who voted in favor of such action.

32                                  Directors’ and Officers’ Interests

32.1                        A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2                        A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

32.3                        A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

32.4                        No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established.

32.5                        No contract or transaction between the Company and one or more of the Directors or officers of the Company, or between the Company and any other corporation, partnership, association, or other organization in which one or more of the Directors or officers of the Company, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the Director or officer is present at or participates in the meeting of the board of Directors or committee which authorizes the contract or transaction, or solely because any such Director’s or officer’s votes are counted for such purpose, if:

(a)                                 the material facts as to the Director’s or officer’s relationship or interest and as to the contract or transaction are disclosed by such interested Director or officer at or prior to its consideration and any vote thereon or are known to the board of Directors or the committee, and the board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum (provided, that interested Directors may be counted in determining the presence of a quorum at a meeting of the board of Directors or of a committee which authorizes the contract or transaction); or

(b)                                 the material facts as to the Director’s or officer’s relationship or interest and as to the contract or transaction are disclosed to the Members entitled to vote thereon, and the contract or transaction is specifically approved by Ordinary Resolution.

33                                  Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34                                  Delegation of Directors’ Powers

34.1                        The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him; provided, that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director.  Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors.  Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2                        The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies.  Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors.  Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the provisions hereof regulating the proceedings of Directors, so far as they are capable of applying.

34.3                        The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine; provided, that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4                        The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorized signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorized signatories as the Directors may think fit and may also authorize any such attorney or authorized signatory to delegate all or any of the powers, authorities and discretions vested in him.

34.5                        The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit.  Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Ordinary Resolution of the Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

35                                  Alternate Directors

35.1                        Any Director (other than an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

35.2                        An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

35.3                        An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

35.4                        Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5                        Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

36                                  No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37                                  Remuneration of Directors

37.1                        The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine.  The Directors shall also be entitled to be paid all reasonable travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2                        The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director.  Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his remuneration as a Director.

38                                  Seal

38.1                        The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors.  Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2                        The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3                        A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39                                  Dividends, Distributions and Reserve

39.1                        Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorize payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor.  A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2                        Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3                        The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4                        The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5                        Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6                        The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7                        Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct.  Every such cheque or warrant shall be made payable to the order of the person to whom it is sent.  Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8                        No Dividend or other distribution shall bear interest against the Company.

39.9                        Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name; provided, that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member.  Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40                                  Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid.  In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned).  The Directors may authorize any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41                                  Books of Account

41.1                        The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company.  Such books of account must be retained for a minimum period of five years from the date on which they are prepared.  Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2                        The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42                                  Audit

42.1                        The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2                        Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.3                        Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43                                  Notices

43.1                        Notices shall be in writing and may be given by the Company to any Member either personally, by Online Notice or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member).  Any notice, if posted from one country to another, is to be sent by airmail.

43.2                        Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third Business Day following the day on which the notice was delivered to the courier.  Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted.  Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted.  Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3                        A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4                        Notice of every general meeting shall be given in any manner authorized by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44                                  Winding Up

44.1                        If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)                                 if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)                                 if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2                        If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members.  The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45                                  Indemnity and Insurance

45.1                        Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, loss, action, proceeding, claim, threatened claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default.  No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person.  No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2                        The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any claim, threatened claim, action, suit, proceeding (including arbitration or settlement proceedings) or investigation involving such Indemnified Person for which indemnity will or could be sought.  In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article.  If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3                        The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46                                  Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47                                  Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48                                  Mergers and Consolidations

Subject to the provisions of the Shareholders’ Agreement, the Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49                                  Transactions with Interested Members

Notwithstanding any other provisions of the Articles, the Company shall not engage in any Business Combination with any Interested Member, or any Related Person thereof, for a period of three (3) years following the time that such Member or any Related Person thereof became an Interested Member, unless:

(a)                                 the board of Directors has approved either the Business Combination or the transaction which resulted in such Member becoming an Interested Member;

(b)                                 upon consummation of the transaction which resulted in such Member becoming an Interested Member, the Interested Member owned at least 85% of the Shares outstanding at the time the transaction commenced; or

(c)                                  at or subsequent to such time, the Business Combination is (i) approved by the board of Directors and (ii) approved by Members representing two-thirds of the Shares which are not owned by the Interested Member.

50                                  Tax Treatment

For U.S. federal income tax purposes, the Company desires and intends to be classified as a corporation. Accordingly, the Company shall not take any action inconsistent with such intent and no election shall be made to treat the Company as other than a corporation for U.S. federal income tax purposes.

51                                  Information Rights

(a)                                 In addition to, and without limiting any rights that a Member may have with respect to inspection of the books and records of the Company under applicable laws, the Company shall furnish to each Member (by Online Notice), the following information:

(i)                                     all annual and quarterly financial information that would be required to be contained in a filing by a non-accelerated filer with the SEC on Forms 10-K and 10-Q for periods ending as of June 30, 2017 (and thereafter) if the Company were required to file such forms, and with respect to the annual financial information, a report on the annual financial statements by the Company’s independent registered public accounting firm; provided, however, that such information shall not be required to include the information contemplated by Items 1B, 4 and 5 of Form 10-K, and by Items 2 and 4 of Part II of Form 10-Q; and

(ii)                                  for events occurring after the Effective Date, the information that would be required to be contained in filings with the SEC on Form 8-K under Items 1.01, 1.02, 1.03, 2.01, 2.02, 2.03, 2.04, 2.05, 2.06, 3.02, 3.03, 4.01, 4.02, 5.01, 5.02, 5.03, 5.07 and 9.01 if the Company were required to file such reports; provided, however, that no such current report will be required to be furnished if the board of Directors determines in its good faith judgment that such event is not material to the Members or to the business, assets, operations, financial position or prospects of the Company and its subsidiaries, taken as a whole, and in each case, provided, that all such reports shall not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related items 307 or 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP measures contained therein), or Item 402 of Regulation S-K, and shall not be required to include information of the type that would be required by Rule 3-10 or Rule 3-16 of Regulation S-X of the Securities Act.

(b)                                 All such annual reports shall be furnished within 90 days after the end of the fiscal year to which they relate, and all such quarterly reports shall be furnished within 45 days after the end of the fiscal quarter to which they relate; provided, however, that the reports required to be furnished for the fiscal quarters ended June 30, 2017 and September 30, 2017 shall be required to be furnished within 90 days after such fiscal quarter-end, and the report required to be furnished for the fiscal year ended December 31, 2017 shall be required to be furnished within 120 days after such fiscal year-end. All such current reports shall be furnished 10 Business Days after the occurrence of each event that would be required to be reported in such current report.

(c)                                  Notwithstanding the foregoing, in the event that the Company becomes a public reporting company and is required to file the forms of reports required pursuant to Article 51(a), then the Company shall satisfy the delivery requirements under this Article 51 upon the filing of such reports with the SEC and making the same available on the Company’s website.

(d)                                 To the extent such information is not otherwise made publicly available (within the meaning of Rule 144(c) under the Securities Act) pursuant to paragraphs (a) through (c) above, the Company shall make publicly available such information required by Rule 144(c) and Rule 144A(d)(4) for so long as necessary to permit sales pursuant to Rule 144 or Rule 144A under the Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC (which replaces Rule 144 or Rule 144A), to enable such Member to sell Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 or Rule 144A under the Securities Act, as such rules may be amended or replaced from time to time.  Upon the request of any Member, the Company will deliver to such Member a written statement as to whether it has complied with such requirements.